EXHIBIT (P)

CODE OF ETHICS OF SPIRIT OF AMERICA INVESTMENT FUND, INC., SPIRIT OF AMERICA MANAGEMENT CORP AND DAVID LERNER ASSOCIATES, INC.

GENERAL

This Code of Ethics of Spirit of America Investment Fund, Inc. (the “Fund”), Spirit of America Management Corp. (the “Adviser”) and David Lerner Associates, Inc. (the “principal underwriter”) pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”), and Rule 204A-1 of the Investment Advisers Act of 1940 shall apply to each currently existing and all future series of shares of the Fund. Each reference to “Fund” in the Code of Ethics shall be deemed to apply to each of the currently existing and all future separate series of shares of the Fund. It should be noted that Appendix A to this Code of Ethics contains the Financial Officer Code of Ethics which has been adopted by the Fund.

Rule 17j-1(a) under the Act makes it unlawful for any employee, officer or director of a registered investment company or its investment adviser or principal underwriter, and certain other affiliated persons of such entities, in connection with the purchase or sale, directly or indirectly, by such person of a security “held or to be acquired” by such investment company, to (i) employ any device, scheme or artifice to defraud such investment company, (ii) make to such investment company any untrue statement of a material fact or omit to state to the investment company a material fact necessary in order to make the statements made, not misleading, (iii) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the investment company, or (iv) engage in manipulative practice with respect to the investment company. Rule 204A-1 requires registered investment advisers to establish a standard of business conduct for their supervised persons, which standard must reflect the fiduciary obligations of the adviser and its supervised persons.

The underlying general principles of this Code of Ethics are that “Access Persons,” (as defined below) in conducting their personal securities transactions, (i) owe a fiduciary duty to shareholders of an affiliated investment company and at all times have a duty to place the interests of such shareholders ahead of their personal interests, (ii) are obligated to conduct all personal “securities” transactions in accordance with this Code of Ethics and in a manner so as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility, and any appearance of such conflict of interest or abuse of position, and (iii) should not take inappropriate advantage of their positions.

I.	DEFINITIONS.

A.	“Access Person” means any officer, director, Advisory Person (as defined below), or Supervised Person (as defined below) of the Fund or its investment adviser and principal underwriter.

B.

“Advisory Person” means: (a) any officer, director or employee of the Fund or its investment adviser or of any company in a control relationship with the Fund who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (b) any natural person in a control relationship with the Fund or its investment adviser who obtains information with respect to the Fund regarding the purchase or sale of Covered Securities.

C.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

D.	“Beneficial Ownership” shall have the meaning ascribed thereto under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Generally, an employee is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse and the names of his or her minor children who reside with him or her. A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, fund, trust or another entity) if, by reason of a contract, understanding or relationship he or she obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

E.	“Control” means the power to exercise a controlling influence over the management or policies of the fund, unless such power is solely the result of an official position with the fund.

F.	“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Act, including Shares of the Fund, options, warrants and futures contracts, except it does not include securities issued by the Government of the United States or by federal agencies and which are direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper (and such other money market instruments as may be designated from time to time by the Fund’s Board of Directors), and shares of open end mutual funds other than the Fund.

G.	“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

H.	“Limited Offering” is an offering that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

I.	“Supervised Person” is any person who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund; or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

J.	“A security held or to be acquired” means any Covered Security which, within the most recent 15 days: (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund or its investment adviser for purchase by the Fund, including an option to purchase or sell a Security.

II.	PROHIBITIONS/RESTRICTIONS.

A.	It is prohibited for an Access Person of the Fund:

(1)	In connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by the Fund:

(i)	to employ any device, scheme or artifice to defraud the Fund;

(ii)	to make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(iv)	to engage in any manipulative practice with respect to the Fund.

(2)	to purchase or sell, directly or indirectly, any Covered Security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge, or should have known, at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Fund; or

(ii)	is then being purchased or sold by the Fund

unless such transaction is in conformance with the Trade Allocation Procedures or the Policy on Insider Trading and Code of Ethics of the investment adviser, Spirit of America Management Corp.

B.	Pre-clearance of Investments in IPOs and Limited Offerings.

Advisory Persons must obtain approval from the Compliance Officer of the Fund before directly or indirectly acquiring beneficial ownership in any securities in an IPO or a Limited Offering. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for the Fund and whether the investment opportunity is being offered to the access person by virtue of his/her position with the Fund .

Any approval given under this paragraph will remain in effect until the earliest of (i) its revocation, (ii) 9:30 a.m. the following business day or (iii) the moment the

Advisory Person learns that the information in the Pre-clearance Form is not accurate. If the order for the securities transaction is not placed within that period, a new authorization must be obtained before the securities transaction order is placed.

III.	PROCEDURAL MATTERS.

A.	A Compliance Officer shall be appointed to receive reports under this Code of Ethics and to otherwise oversee implementation and administration of the Code. The Compliance Officer of the Fund shall:

(1)	Identify and maintain a current list of all Access Persons and shall inform the same of their reporting obligations under this Code. The Compliance Officer shall institute procedures to ensure that all reporting Access Persons have submitted reports, confirmations or statements in a timely manner. The Compliance Officer may delegate this function to one or more other persons.

(2)	Furnish a copy of this Code to each Access Person of the Fund annually so each such Access Person must certify that he/she has read and understand said Code of Ethics and recognizes that he/she is subject to the principles and prohibitions contained therein.

(3)	Notify each such Access Person of his/her obligation to certify annually that he/she has complied with the requirements of this Code of Ethics.

(4)	Notify each such Access Person of his/her obligation to file reports as provided by Section IV of this Code.

(5)	Report to the Board of Directors the facts contained in any reports filed with the Compliance Officer pursuant to Section IV of this Code when any such report indicates that an Access Person engaged in a transaction in a security held or to be acquired by the Fund.

(6)	Review all holdings reports and make prior approval determinations and to determine whether there has been a violation or non-compliance with the Code.

(7)	The Compliance Officer shall report to the Directors at least annually and in writing, any issues arising under this Code since the last report, including, but not limited to, information about any material violations of this Code and any sanctions imposed. Such report shall also certify that the Fund and the Advisor each have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(8)	Maintain the records required by paragraph (f) of Rule 17j-1.

B.	All reports disclosing personal securities transactions or holdings, and any other information filed pursuant to this Code, shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

IV.	REPORTING.

A.	Initial Holdings Report. No later than 10 days after a person becomes an Access Person, that person (except as described in Section V below) shall report to the Compliance Officer the following information on the form attached hereto as Exhibit B:

(1)	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(2)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)	the date that the report is filed.

B.	Quarterly Transaction Reports.

(1)	Every Access Person shall report to the Fund the information described in Section IV(B)(2) of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security on the form attached hereto as Exhibit A.

(2)	Each report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)	the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security in which the transaction was effected; and

(iv)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

(v)	the date that the report is filed.

(3)	In lieu of filing quarterly reports, copies of confirmations and periodic (monthly/quarterly) brokerage account statements may be filed with the Compliance officer

(4)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

C.	Annual Holdings Reports. Thirty days after the fund’s fiscal year end, each Access Person must submit the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(1)	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(2)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)	the date that the report is filed by the Access Person.

V.	EXCEPTIONS TO REPORTING REQUIREMENTS

A.	A Director who is not an “interested person” (as defined in the Act) of the Fund, and who would be required to make a report solely by reason of his or her position as Director, is not required to file an Initial Report or an Annual Report. In addition, a Director who is not an “interested person” of the Fund need only report a transaction in a Covered Security if such Director, at the time of that transaction, knew, or in the ordinary course of fulfilling his/her official duties as a Director of the Fund, should have known, that during the 15-day period immediately preceding or following the date of the transaction by the Director, such Covered Security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or by its investment adviser.

B.	A person need not make an Initial Report, Quarterly Report or Annual Report with respect to transactions effected for, and any Covered Security held in, any account over which that person has no direct or indirect influence or control, or which are non-volitional on the part of either the Access Person or the Fund.

C.	A person need not make an Initial Report, Quarterly Report or Annual Report with respect to transactions which are part of an automatic dividend reinvestment plan or purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

D.	A person need not make an Initial Report, Quarterly Report or Annual Report with respect to purchases or sales of Covered Securities which are not eligible for purchase or sale by the Fund

VI.	VIOLATIONS.

Upon being apprised of facts which indicate that a violation of this Code may have occurred, the Board of Directors of the Fund shall determine whether, in their judgment, the conduct being considered did in fact violate the provisions of this Code.

If the Board of Directors determines that a violation of the Code has occurred, the Board may impose such sanctions as it deems appropriate in the circumstances. If the person whose conduct is being considered by the Board is a Director of the Fund, he/she shall not be eligible to participate in the judgment of the Board as to whether a violation exists or in whether, or to what extent, sanctions should be imposed.

VII.	CONFIDENTIALITY OF SECURITIES TRANSACTIONS REPORTS.

All personal securities transactions reports disclosing personal securities holdings, and any other information filed pursuant to this Code, shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

Adopted:         March 7, 2000

Amended:        October 31, 2006

Amended:        February 29, 2008

Reviewed:        November 12, 2008

Amended:        December 31, 2008

List of Access Persons of Spirit of America Investment Fund, Spirit of America Management Corp.

and SSH Securities, Inc.

David Lerner

Daniel Lerner

Alan Chodosh

Joseph Pickard

Raymond Mathis

William Mason

Alpana Sen

Exhibit A

SPIRIT OF AMERICA INVESTMENT FUND INC., SPIRIT OF AMERICA MANAGEMENT CO.

AND SSH SECURITIES

PERSONAL SECURITIES TRANSACTIONS REPORT CALENDAR QUARTER ENDED         /        /

During the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Fund’s Code of Ethics.

Name of Security/Ticker Symbol or Cusip #	Date of Transaction	Number of Shares of Security	Principal Amount	Nature of Transaction (purchase, sale, other)	Price	Broker/Dealer or Bank Through Whom Effected

During the quarter, I established accounts of securities held for my direct or indirect benefit at the banks/brokers/dealers below:

Name of Bank/Broker/Dealer	Date Account Established

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control and (ii) is not an admission that I have direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Print Name:

Exhibit B

SPIRIT OF AMERICA INVESTMENT FUND INC.

SPIRIT OF AMERICA MANAGEMENT CO.

AND

SSH SECURITIES

PERSONAL HOLDINGS REPORT

PLEASE CHECK ONE:	☐ INITIAL REPORT
☐ ANNUAL REPORT

I hold direct or indirect beneficial ownership of the securities listed below:

(Please continue list on Page two of this Report or attach additional pages if needed)

Name of Security	Number of Shares of Security	Broker/Dealer, Bank or other entity with which securities are held

I maintain accounts of securities held for my direct or indirect benefit at the banks/brokers/dealers below:

This report (i) excludes securities with respect to which I had no direct or indirect influence or control and (ii) is not an admission that I have direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Print Name:

APPENDIX A

SPIRIT OF AMERICA INVESTMENT FUND, INC.

FINANCIAL OFFICER CODE OF ETHICS

Purposes of the Code

The reputation and integrity of the Spirit of America Investment Fund, Inc. (the “Fund”) are valuable assets that are vital to the Fund’s success. Each officer and employee of the Fund, including each of the Fund’s senior financial officers (“SFOs”), is responsible for conducting the Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity. SFOs include the principal executive officer, the principal financial officer, principal accounting officer, and any person who performs a similar function.

The Fund has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act of 1940. The Fund’s Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or directors know about present or future Fund transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Fund has chosen to adopt a financial officer code of ethics to encourage its SFOs to act ethically and to question potentially unethical or illegal practices, and to strive to ensure that the Fund’s financial disclosures are complete, accurate, and understandable. This Code of Ethics should be read in conjunction with the Fund’s other policy statements, including its Rule 17j-1 Code and its Disclosure Controls and Procedures.

Principles for Handling of Financial Information

The Fund has adopted the following principles to govern the manner in which SFOs perform their duties. Persons subject to these guidelines include the principal executive officer, the principal financial officer, principal accounting officer, and any Fund officer or employee who performs a similar function or who participates in the preparation of any part of the Fund’s financial statements. Specifically, persons subject to this Code shall:

•	Act with honesty and integrity

•	Avoid actual or apparent conflicts of interest with the Fund in personal and professional relationships

•

Provide information to the Fund’s employees and service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable

•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund’s periodic reports

•	Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or subordinating independent judgment to another end

•	Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated

•	Record (or participate in the recording of) entries in the Fund’s books and records that are accurate

•	Refrain from using confidential information for personal advantage

Violations of the Code

Any action that directly or indirectly contravenes one or more of the Principles outlined above shall be treated as a violation of this Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this Code, regardless of whether this Code refers to that particular conduct.

A violation of this Code may result in disciplinary action, up to and including termination of employment. The Fund must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.

Enforcement of the Code

Violations

All persons subject to this Code who observe, learn of, or in good faith, suspect a current or threatened violation of the Code must immediately report the violation in writing to the Compliance Officer, another member of the Fund’s senior management, or to the Audit Committee of the Board. An example of a possible Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

Disclosures

All persons subject to this Code shall file a letter (a “Disclosure Letter”) regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Fund within ten days of becoming aware of such transaction or relationship. A Disclosure Letter should be prepared regarding these transactions or relationships whether you are involved or have only observed the transaction or relationship. All Disclosure Letters shall be submitted to the Compliance Officer, or if it is not possible to disclose the matter to the Compliance Officer, then the Disclosure Letter shall be submitted to another member of the Fund’s senior management or to the Audit Committee of the Board.

An executive officer of the Fund or the Audit Committee will review all Disclosure Letters and determine whether further action is warranted. All determinations will be documented in writing and will be maintained by the Compliance Officer or other appropriate officers of the Fund.

Outside Service Providers

Because service providers to the Fund, such as the Administrator, outside accounting firm, and custodian, provide much of the work relating to the Fund’s financial statements, you should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. You should report these actions to the Compliance Officer even if you know, or think, that the service provider has its own code of ethics covering persons who are Fund SFOs or employees.

Non-Retaliation Policy

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Annual Certification

SFOs will receive training on the contents and importance of this Code and related policies and the manner in which violations must be reported and how Disclosure Letters must be submitted. Each SFO will be asked to certify on an annual basis that he/she is in full compliance with the Code and any related policy statements.

Questions about the Code

The Fund’s Board of Directors has designated Joseph Pickard to be the Compliance Officer for purposes of implementing and administering this Code. Any questions about this Code should be directed to the Compliance Officer.

Adopted:	December 10, 2003
Amended:	February 29, 2008
Amended:	December 31, 2008